Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated December 12, 2011, relating to the consolidated financial statements of Keynote Systems, Inc. and subsidiaries (the “Company”), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company’s method for recognizing revenue for multiple-element arrangements, and our report dated December 12, 2011, on the effectiveness of the Company’s internal control over financial reporting, appearing in the annual report on Form 10-K of the Company for the year ended September 30, 2011.

/s/ Deloitte & Touche LLP

San Jose, California
April 10, 2012